Exhibit 6.270.1

Change Order 6

ADDENDUM TO CONTRACT BETWEEN Arrived Holdings, Inc and/or Assigns Arrived Homes Series Arlo, a series of Arrived Homes, LLC, Buyer And an Alabama corporation, Seller

Date: 2/5/2024
Change Order Type: Escrow
Change Order Created By: l
Change Order Created Date: 2/5/2024 12:11:00 PM
Change Order Status: Submitted
Change Order Approved By:

Community: Trestle Square **Section/Phase:**
Plan/Elevation/Series: 4EBF/B15/L
Plan/Elevation Name: 1774 - Cali
Lot Swing: L - **Job:** 242871121
Lot: **Block:**
Lot Address:

Escrow Changes:	
Changed	**Primary Buyer: Arrived Holdings, Inc and/or Assigns Arrived Homes Series Arlo, a series of Arrived Homes, LLC** **Owner Occupied: Yes**

Price Summary:	**Amount**
Adjusted Base Price	**$268,050.00**
Adjusted Lot Premium	**$ 0.00**
Total Option Price	**$1,850.00**
Current Selling Price	**$269,900.00**
Total Net Change	**$ 0.00**

APPRAISED VALUE (Applicable to VA and FHA Loans Only). It is expressly agreed that notwithstanding any other provisions of this contract, the purchaser shall not be obligated to complete the purchase of the property described herein or to incur any penalty by forfeiture of earnest money deposits or otherwise, unless the purchaser has been given, in accordance with HUD/FHA or VA requirements, a written statement by the Federal Housing Commissioner, Department of Veterans Affairs, or a Direct Endorsement lender setting forth the appraised value of the property of not less than $269,900.00. The purchaser shall have the privilege and option of proceeding with consummation of the contract without regard to the amount of the appraised valuation. The appraised valuation is arrived at to determine the maximum mortgage the Department of Housing and Urban Development or the VA, as applicable, will insure. HUD/VA, as applicable, does not warrant the value or condition of the property. The purchaser should satisfy himself/herself that the price and condition of the property are acceptable.

A09964DA4D0344A...
______________________________ 2/5/2024
Date

Buyer: Arrived Holdings, Inc and/or Assigns Arrived Homes Series Arlo, a series of Arrived Homes, LLC

______________________________ 2/5/2024
Sales Rep: Date

SELLER'S ACCEPTANCE:

______________________________ 2/5/2024
Date

Asst. Secretary,

Certificate Of Completion

Envelope Id: D57771688D744613A457980BD31227A5		Status: Completed
Subject: Purchase Agreement for Property at		
Source Envelope:		
Document Pages: 1	Signatures: 3	Envelope Originator:
Certificate Pages: 6	Initials: 0	Home Sales
AutoNav: Enabled		
EnvelopeId Stamping: Enabled		
Time Zone: (UTC-06:00) Central Time (US & Canada)		
		IP Address: 199.36.190.2

Record Tracking

Status: Original 2/5/2024 12:13:45 PM	Holder:	Location:

Signer Events	Signature	Timestamp
JT oboArrived Holdings, Inc and/or Assigns Arrived Homes Series Arlo, a series of Arrived Homes, LLC Security Level: .Email 2/5/2024 12:15:43 PM **Electronic Record and Signature Disclosure:** Accepted: 2/5/2024 12:15:48 PM ID: 87ad165b-9f0e-4ae3-af23-a14fe8cb670b	Signature Adoption: Pre-selected Style Using IP Address: 174.195.97.170 Signed using mobile	Sent: 2/5/2024 12:13:46 PM Viewed: 2/5/2024 12:15:48 PM Signed: 2/5/2024 12:17:17 PM
Security Level: https:.PaperDocuments ID: 00000000-0000-0000-0000-000000000000 2/5/2024 4:29:12 AM **Electronic Record and Signature Disclosure:** Accepted: 2/5/2024 12:29:23 PM ID: f3dad323-b472-4f30-9e1c-2838837fbbed	Signature Adoption: Pre-selected Style Using IP Address: 165.225.221.48	Sent: 2/5/2024 12:13:46 PM Resent: 2/5/2024 12:29:11 PM Viewed: 2/5/2024 12:29:23 PM Signed: 2/5/2024 12:29:39 PM
Security Level: https:.PaperDocuments ID: 00000000-0000-0000-0000-000000000000 2/5/2024 4:15:41 AM **Electronic Record and Signature Disclosure:** Accepted: 2/5/2024 12:16:31 PM ID: 9bc73d1f-edbe-4e78-91b1-cb15c883850a	Signature Adoption: Pre-selected Style Using IP Address: 165.225.221.48	Sent: 2/5/2024 12:13:46 PM Viewed: 2/5/2024 12:16:31 PM Signed: 2/5/2024 12:16:37 PM

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	2/5/2024 12:13:46 PM
Envelope Updated	Security Checked	2/5/2024 12:29:10 PM
Envelope Updated	Security Checked	2/5/2024 12:29:10 PM
Certified Delivered	Security Checked	2/5/2024 12:16:31 PM
Signing Complete	Security Checked	2/5/2024 12:16:37 PM
Completed	Security Checked	2/5/2024 12:29:39 PM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure

CONSENT TO ELECTRONIC RECEIPT OF CONSUMER DISCLOSURES REGARDING YOUR HOME PURCHASE CONTRACT AND ELECTRONIC SIGNATURE OF YOUR HOME PURCHASE CONTRACT

Builder (hereinafter "we," "us" or the "Company") is required by law to provide you certain written notices and disclosures about your home purchase contract (collectively, "Disclosures"). Set forth below are the terms and conditions for providing Disclosures to you electronically. In addition, we provide you with the option of electronically executing, through the DocuSign, Inc. ("DocuSign") electronic signing system ("DocuSign System"), all documents comprising your home purchase contract including, but not limited to, the home purchase contract and related contract addenda, Disclosures, amendments and change orders (hereinafter referred to as "Your Contract"). The terms and conditions regarding such electronic signature are also set forth below.

Please read carefully and thoroughly the information below. If you can access this information electronically, to your satisfaction, and agree to receive Disclosures electronically and to execute Your Contract with us electronically through the DocuSign System, in accordance with these terms and conditions, please confirm your agreement by clicking the "I agree" button at the bottom of this document. If you do not agree, you will receive Disclosures in paper format, and you will be required to sign paper copies of Your Contract in ink. If Your Contract and Disclosures are provided to you in paper format, there will be no charge or expense to you. The terms and conditions set forth below and your agreement to these terms and conditions will apply to all transactions related to Your Contract conducted between you and the Company through the DocuSign System. **You are not required to receive or execute documents comprising Your Contract electronically.**

Right to Obtain Paper Copies

At any time, you may request from us a paper copy of Your Contract or Disclosures that we previously made available to you electronically. You will have the ability to download and print documents that we send to you through the DocuSign System during, and immediately after, a signing session and, if you elect to create a DocuSign signer account, you may access such documents for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you a paper copy of any such document, you may request a paper copy from us by following the procedure described below under "Procedure to Request Paper Copies of Your Contract and Disclosures Regarding Your Contract from the Company." We will not charge you any fees for one paper copy of any such requested document.

Right to Withdraw Your Consent

If you decide to receive Disclosures from us electronically and to execute Your Contract with us electronically through the DocuSign System, you may, at any time thereafter, change your mind and tell us that you now wish to receive Disclosures only in paper format and to execute Your Contract with an ink signature. How you must inform us of your decision to receive future Disclosures in paper format, execute Your Contract with an ink signature and withdraw your consent: (i) to receive Disclosures and (ii) to execute Your Contract electronically is described

below under "Procedure to Withdraw Your Consent to Receive Future Disclosures Regarding Your Contract in Electronic Format and Electronically Execute Your Contract."

Consequences of Changing Your Mind

If you elect to receive required Disclosures only in paper format and execute Your Contract with an ink signature, it will slow the speed at which we can complete certain steps in the home purchase transaction with you and deliver certain related services to you because we must send the required Disclosures and Your Contract to you in paper format, and then wait until we receive your acknowledgment of your receipt of such paper Disclosures and Your Contract, including any required signatures.

All Disclosures Regarding Your Contract Will Be Sent to You Electronically

Unless you tell us otherwise in accordance with the procedures described herein, all Disclosures and Your Contract will be provided to you electronically through the DocuSign System. To reduce the chance of you inadvertently not receiving a Disclosure or a document comprising Your Contract, we prefer to provide all required Disclosures and Your Contract documents to you by the same method (electronically or in paper format) and, if electronically, to one email address. Thus, you can receive all Disclosures and Your Contract electronically or in paper format via mail. If you do not agree to electronic receipt, please let us know as described below under "Procedure to Withdraw Your Consent to Receive Future Disclosures Regarding Your Contract in Electronic Format and Electronically Execute Your Contract." Please also see the paragraph immediately above that describes the consequences of electing not to receive Disclosures and Your Contract documents electronically.

Procedure to Contact the Company

You may send an email message, as described below, to (i) to let us know of any changes as to how we may contact you electronically, (ii) to request paper copies of certain information from us, and (iii) to withdraw your prior consent to receive Disclosures and execute Your Contract electronically.

Procedure to Advise the Company of Your New Email Address

To let us know of a change in the email address where you wish to receive Disclosures and Your Contract electronically, you must send an email message to In the body of such request, you must state: your previous email address and your new email address. We do not require any other information from you to change your email address.

In addition, you must notify DocuSign to arrange for your new email address to be reflected in your DocuSign account by following the process for changing an email address in the DocuSign System.

Procedure to Request Paper Copies of Your Contract and Disclosures Regarding Your Contract from the Company

To request delivery from us of a paper copy of any Disclosure previously provided to you electronically or any document comprising Your Contract that you executed electronically, you must send an email to and in the body of such request you must state your email address, full name, US Postal address, telephone number and property address for the home you are purchasing or have purchased.

Procedure to Withdraw Your Consent to Receive Future Disclosures Regarding Your Contract in Electronic Format and Electronically Execute Your Contract

To inform us that you no longer wish to receive future Disclosures in electronic format or that you have changed your mind regarding the use of the DocuSign System to execute Your Contract electronically, you must either:

i. decline to sign Your Contract within your DocuSign session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or

ii. send an email to and, in the body of such request, state your email address, full name, U.S. Postal address, telephone number and property address for the home you are purchasing or have purchased. We do not need any other information from you to withdraw your consent.

As a result of your consent withdrawal, you will no longer be able to use the DocuSign System to receive Disclosures electronically or to sign Your Contract electronically. Withdrawal of your consent will not, however, affect the legal validity and enforceability of any Disclosure that you previously received electronically or of any documents that comprise Your Contract that you previously executed electronically. Any withdrawal of your consent will be effective immediately. We will not charge you a fee for withdrawal of your consent.

Required* Hardware and Software

Operating Systems:	Windows® XP, Windows Vista®; Windows 7; Mac OS® X
Browsers:	Final release versions of Internet Explorer® 7.0 or above (Windows only); Mozilla Firefox 3.0 or above (Windows and Mac); Safari™ 3.0 or above (Mac only); Google Chrome 5.0 or above.
Mobile Signing:	Apple iOS 4.0 or above; Android 2.2 or above.
PDF Reader:	Acrobat® or similar software may be required to view and print PDF files
Screen Resolution:	1024 x 768 minimum
Enabled Security Settings:	Allow per session cookies

***These minimum requirements are subject to change. If these requirements change, you will be asked to re-accept the disclosure. Pre-release (e.g. beta) versions of operating systems and browsers are not supported.

Acknowledging Your Access and Consent to Receive Materials Regarding Your Contract Electronically and Execute Your Contract Electronically

To confirm to us that you can access this information electronically, which will be similar to other Disclosures and documents comprising Your Contract that we will provide to you, please verify, by clicking the "I agree" button below, that: (i) you were able to read this electronic disclosure and that you also were able to print this page on paper or electronically save it for your future reference and access or (ii) that you were able to email this disclosure to an address where you will be able to print it on paper or save it for your future reference and access. Further, if you consent to receiving Disclosures in electronic format and to execute Your Contract through the DocuSign System on the terms and conditions described above, please let us know by clicking the "I agree" button below.

By checking the "I agree" box, I confirm that:

- **I can access and read this electronic CONSENT TO ELECTRONIC RECEIPT OF CONSUMER DISCLOSURES REGARDING YOUR HOME PURCHASE CONTRACT AND ELECTRONIC SIGNATURE OF YOUR HOME PURCHASE CONTRACT; and**
- **I can print on paper the disclosure or save or send the disclosure to a place where I can print it, for future reference and access; and**
- **Until or unless I notify the Company as described above, I consent to receive and to execute through electronic means, all Disclosures and all Your Contract documents.**